Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference of our reports in the Amendment to the Registration Statement on Form S-4 of Inergy Midstream, L.P., which is expected to be filed with the Securities and Exchange Commission on August 29, 2013. The specific reports subject to this consent are dated as follows:

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March 9, 2012, with respect to the audit of the consolidated balance sheet of Rangeland Energy, LLC as of December 31, 2011 and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended and for the period from inception (October 19, 2009) to December 31, 2011. Rangeland Energy, LLC was a development stage enterprise as of December 31, 2011;

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March 14, 2011, with respect to the audit of the balance sheet of Rangeland Energy, LLC as of December 31, 2010 and the related statements of operations, changes in members’ equity and cash flows for the year then ended and for the period from inception (October 19, 2009) to December 31, 2010. Rangeland Energy, LLC was a development stage enterprise as of December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4/A.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

August 28, 2013